                                                                    EXHIBIT 11.1


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)


                                                                 Three months ended July 31,
                                                                -----------------------------
                                                                     1994           1993
                                                                --------------  -------------

Income before discontinued operation and
  extraordinary loss..........................................        $  22.8        $  13.1

Preferred stock dividend entitlements.........................            (.6)          (4.6)
                                                                      -------        -------

Income attributable to common stockholders before
  discontinued operation and extraordinary loss (A)...........           22.2            8.5

Earnings from discontinued operation (B)......................           23.2            3.0

Extraordinary loss (C)........................................              -           (1.7)
                                                                      -------        -------

Net income attributable to common stockholders (D)............        $  45.4        $   9.8
                                                                      =======        =======

Weighted average shares of common stock outstanding
  during the period (in thousands)............................         43,971         33,351

Common stock equivalents:
  Common stock options........................................            407            309
  Long-term incentive plans...................................              7             28
                                                                      -------        -------

Primary weighted average shares of common stock
  outstanding during the period (E)...........................         44,385         33,688
                                                                      =======        =======

Primary income (loss) per share of common stock:

  Before discontinued operation and extraordinary loss (A/E)..        $   .50        $   .25

  Discontinued operation (B/E)................................            .52            .09

  Extraordinary loss (C/E)....................................              -           (.05)
                                                                      -------        -------

  Net income (D/E)............................................        $  1.02        $   .29
                                                                      =======        =======

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Note: Fully diluted earnings per share computations are not presented as no significant dilution exists.